Exhibit 3.1

CERTIFICATE ELIMINATING

REFERENCE TO A SERIES B CONVERTIBLE PREFERRED

SHARES OF STOCK FROM THE

CERTIFICATE OF INCORPORATION

OF

IA GLOBAL, INC.

Pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1. The name of the corporation (hereinafter referred to as the “corporation”) is IA Global, Inc.

2. The designation of stock of the corporation to which this certificate relates is the Series B Convertible Preferred Stock.

3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the said Series B Convertible Preferred Stock were provided for in a resolution adopted by the Board of Directors of the corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the corporation. A certificate setting forth the said resolution has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware.

4. The Board of Directors of the corporation have adopted the following resolution:

RESOLVED, that none of the authorized shares of stock of the corporation of the Series B Convertible Preferred Stock designated are outstanding, and

FURTHER RESOLVED, that none of the said Series B Convertible Preferred Stock of the corporation will be issued, and

FURTHER RESOLVED, that the proper officers of the corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the certificate of incorporation of the corporation all reference to the said Series B Convertible Preferred Stock.

The effective time of this certificate shall be October 18, 2006 at 4:00 pm.

Signed on October 18, 2006.

/s/ Mark Scott

Mark Scott, President